EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 2 to the Schedule 13G to which this Agreement is attached.

Dated:  April 13, 2005

DISCOVERY GROUP I, LLC,
for itself and as general partner of
DISCOVERY EQUITY PARTNERS, L.P.

By	/S/ MICHAEL R. MURPHY
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/S/ MICHAEL R. MURPHY
Michael R. Murphy